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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 3, 2006 (except for Note 2, Earnings (Loss) per Share, and Note 10, Long-Term Debt, as to which the date is June 7, 2006, and Note 21, Subsequent Events, as to which the date is September 12, 2006), in Amendment No. 3 to the Registration Statement (Form S-1, No. 333-135484) and related Prospectus of Bare Escentuals, Inc. filed with the Securities and Exchange Commission on September 13, 2006.

                      /s/ Ernst & Young LLP

San Francisco, California
September 12, 2006

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Consent of Independent Registered Public Accounting Firm